Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction
ISOA, Inc. (dba Yield Metrology Group)	Texas
Rudolph Technologies Europe, BV	Netherlands
Rudolph Technologies Japan, KK	Japan